Lincolnway Energy, LLC
Creating Energy for Iowa & America

September 22, 2015

Dear Member,

The Lincolnway Energy Board of Directors are preparing for the 2016 election of directors. Director Richard Johnson's term is expiring. He has decided to retire from the Lincolnway Energy Board and will not be running for re-election. If you are interested in becoming a director of Lincolnway Energy please start by following the procedures outlined in this letter. Candidates shall preferably have experience as a director or senior manager for a for profit company or be a Certified Public Accountant.

For anyone interested in serving on the Lincolnway Energy Board of Directors, there are two methods by which individuals can be placed on the ballot.The first method is to be nominated to the slate of candidates by the Lincolnway Energy Nominating and Governance Committee. To be nominated by the committee, start by requesting an application packet from one of the Lincolnway Energy staff members listed below, complete the application and return it in the envelope enclosed in the packet. The nominating committee will start reviewing applications in early November. All applications must be submitted to the Lincolnway Energy office by the close of business on Friday, November 6, 2015.The Lincolnway Energy Nominating and Governance Committee will notify all applicants of their status by mid-November.

The second way to be placed on the ballot is to petition onto the slate of candidates by gathering signatures from members representing 5% or 2,102 Lincolnway Energy units. Petitions filed under the procedure set out in the Lincolnway Energy Operating Agreement must be submitted to the office of Lincolnway Energy no later than the close of business on November 27, 2015.

If you have any questions about the responsibilities of being a director or the process of nomination, please feel free to contact Eric Hakmiller at 515-817-0161, or by email ehakmiller@lincolnwayenergy.com or Kay Gammon at 515-817-0150, or by email kgammon@lincolnwayenergy.com.

Regards,

Lincolnway Energy Board of Directors

59511 West Lincoln Highway Nevada, Iowa 50201 / 515-232-1010 / Fax: 515-663-9335 / www.lincolnwayenergy.com